Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly E. Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES RESULTS OF CONSENT SOLICITATION FOR 7.875% SENIOR

SECURED NOTES DUE 2019

ST. LOUIS – April 15, 2014—Viasystems Group, Inc. (NASDAQ: VIAS) (the “Company” or “Viasystems”) announced today the results of its wholly owned subsidiary Viasystems, Inc.’s consent solicitation (the “Consent Solicitation”) with respect to its 7.875% Senior Notes Due 2019 (the “Notes”) to amend the indenture for the Notes (the “Proposed Amendment”) to allow Viasystems, Inc. to complete the sale of not more than $50.0 million in aggregate principal amount of additional notes (the “Additional Notes”) under the indenture (the “Proposed Financing”). The Company confirms that, as announced, the Consent Solicitation expired on April 9, 2014 (the “Expiration Date”).

Viasystems, Inc. accepted consents of $550.0 million Notes representing 100% of the Notes. On effectiveness of the supplemental indenture containing the Proposed Amendment and satisfaction or waiver of all the conditions described in the Consent Solicitation Statement (defined below), Viasystems, Inc. will pay a consent fee to the holders of the Notes whose valid consents were received by the information and tabulation agent prior to the Expiration Date. The consent fee is equal to $2.50 in cash for each $1,000 in principal amount of the Notes with respect to which a holder of the Notes consents.

After payment of the consent fee, the supplemental indenture containing the Proposed Amendment will become operative on April 15, 2014.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Additional Notes and does not set forth all the terms and conditions of the Consent Solicitation. Holders of the Notes should carefully read the consent solicitation statement, dated April 1, 2014 (the “Consent Solicitation Statement”), for a complete description of all terms and conditions of the Consent Solicitation. The Company did not make any recommendation as to whether any holder of the Notes should consent to the Proposed Amendment. Additional information concerning the terms and conditions of the Consent Solicitation, may be obtained from the solicitation agents, Wells Fargo Securities, LLC, at (866) 309-6316 (toll free) or Stifel, Nicolaus & Company, Incorporated, at (855) 300-7142 (toll free). Copies of the consent documents may be obtained from the Information and Tabulation Agent, D.F. King & Co., Inc., at (800) 290-6427 (toll free).

Viasystems, Inc. is not soliciting consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under any applicable state, federal or other securities laws.

The Additional Notes offered in the Proposed Financing have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. As a result, the additional notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act or any other applicable law.

Forward-Looking Information is Subject to Risk and Uncertainty

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual actions or results may differ materially from what is expressed or forecasted in these forward-looking statements as we may be unable to complete the Consent Solicitation or the Proposed Financing as contemplated by this release. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many important factors could cause our results to differ materially from those expressed in these forward-looking statements. These factors include, but are not limited to, the willingness of holders of the Notes to consent to the Proposed Amendment, general market conditions, national or global events affecting the capital markets, unforeseen developments in our business or industry or changes in law or regulations governing our ability to complete any of the Consent Solicitation or Proposed Financing, among other factors. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the Securities and Exchange Commission (“SEC”) on February 14, 2014, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer rigid, flexible and rigid-flex printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, metal cabinets, metal racks and sub-racks, backplanes and busbars. Viasystems’ approximately 15,100 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.